CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (hereafter referred to as the “Registration Statement”) of AIM Variable Insurance Funds (Invesco Variable Insurance Funds) of our reports dated February 16, 2021, relating to the financial statements and financial highlights of Invesco V.I. Core Bond Fund (formerly Invesco Oppenheimer V.I. Total Return Bond Fund), Invesco V.I. Core Plus Bond Fund, Invesco V.I. Equally-Weighted S&P 500 Fund and Invesco V.I. S&P 500 Index Fund, which appear in AIM Variable Insurance Funds (Invesco Variable Insurance Funds)’s Annual Report on Form N-CSR for the year ended December 31, 2020.

/s/PricewaterhouseCoopers LLP

Houston, Texas

December 1, 2021